Exhibit 99.5

IRREVOCABLE PROXY

A.      Reference is made to that certain Agreement and Plan of Merger dated as of June 5, 2002 (the “Merger Agreement”), among Baran Group Ltd., a corporation organized under the laws of Israel (“Baran”), Baran Acquisition Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Baran (“Baran Sub”), and o2wireless Solutions, Inc., a Georgia corporation (the “Company”), providing for, among other things, the merger (the “Merger”) of the Company with an into Baran Sub, with Baran Sub surviving the Merger as a wholly-owned subsidiary of Baran. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement.

B.      The undersigned, ______, as record or beneficial owner of shares of Company common stock, par value $.0001 (“Company Common Stock”), as long as the Merger Agreement has not been terminated, hereby irrevocably agrees to vote all Company Common Stock as to which the undersigned is entitled to vote at a meeting of the stockholders of the Company, or by written consent without a meeting of the stockholders of the Company as follows: (i) in favor of approval and adoption of the Merger and the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the Merger; and (iv) in accordance with written instructions from Baran with respect to the election or removal from office of any member of the Company’s Board of Directors nominated by Baran pursuant to Section 5.4 of the Merger Agreement.

C.      The undersigned hereby irrevocably appoints each of the Chairman of the Board and the President of Baran, each with full power of substitution (each such individual and his substitutes being referred to herein as the “Proxy”), as attorneys and proxies to vote all of the undersigned’s Company Common Stock on all matters referred to in Section B above to which the undersigned is entitled to vote at a meeting of the stockholders of the Company or to which he is entitled to express consent or dissent to corporate action in writing without a meeting, in accordance with Section B above. The undersigned agrees to refrain from taking any action contrary to or in any manner inconsistent with the terms of this Irrevocable Proxy or the Merger Agreement and further agrees that this grant of Proxy pursuant hereto may, at any time, name any other person as his substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters. In discharging its powers under this Irrevocable Proxy, the Proxy may rely upon advice of counsel to Baran, and any vote made or action taken by the Proxy in reliance upon such advice of counsel shall be deemed to have been made in good faith by the Proxy. This grant of proxy shall terminate upon the termination of the Merger Agreement pursuant to Section 8.1, 8.2, 8.3 or 8.4 thereof.

D.      This Irrevocable Proxy is coupled with an interest and the undersigned intends this Irrevocable Proxy to be irrevocable to the fullest extent permitted by law. The undersigned hereby revokes any proxy previously granted by the undersigned with respect to his Company Common Stock. The undersigned shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company, or any of its nominees, the power to carry out and give effect to the provisions of this Irrevocable Proxy.

E.      In connection with any proposed transfer of shares of its Company Common Stock, the undersigned acknowledges that any shares so transferred in the hands of each transferee shall remain subject to this Irrevocable Proxy, and each such transferee shall so acknowledge in writing, by executing an irrevocable proxy identical to this Irrevocable Proxy as a condition precedent to the effectiveness of such transfer. No transfer of shares of Company Common Stock to a transferee shall be effective if the purpose of such transfer shall have been to circumvent the provisions of this Irrevocable Proxy and the Merger Agreement.

F.      The undersigned agrees to return each certificate representing his shares of Company Common Stock to the Company to have the following legend placed thereon:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN IRREVOCABLE PROXY EXECUTED BY THE HOLDER, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID IRREVOCABLE PROXY AND SHALL BE REQUIRED TO EXECUTE SAID IRREVOCABLE PROXY.”

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy under seal this ______day of ______, 2002.

Name: